EXHIBIT 10.1

NON-QUALIFIED SHARE OPTION AGREEMENT
ARCHSTONE SMITH TRUST 2001 LONG-TERM INCENTIVE PLAN
Grant No. «GrantNo»

     THIS AGREEMENT (the “Agreement”), entered into as of «GrantDate» (the “Grant Date”), by and between «FirstName» «MiddleName» «LastName» (the “Participant”), and Archstone-Smith Trust (the “Trust”);

WITNESSETH THAT:

     WHEREAS, the Trust maintains the Archstone-Smith Trust 2001 Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated into and forms a part of this Agreement; and

     WHEREAS, the Committee has awarded the Participant a Non-Qualified Share Option Award under the Plan;

     NOW, THEREFORE, IT IS AGREED, by and between the Trust and the Participant as follows:

1.	Option Grant and Purchase Price. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted an option (the “Option”) to purchase «NoOptions» Shares. The price of each Share subject to the Option shall be «GrantPrice». The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

2.	Definitions. Except where the context clearly implies or indicates the contrary, any term used in this Agreement but not defined herein shall have the meaning given such term in the Plan.

3.	Vesting. Subject to the terms and conditions of this Agreement and the Plan, the Option awarded hereunder shall vest and become exercisable in one-third increments on each of [insert dates that are first, second and third anniversary date of approval of award by Compensation Committee] (each a “Vesting Date”); provided, however, that if the Participant’s Date of Termination occurs by reason of death, Disability or Retirement, this Option shall vest and become immediately exercisable on the Participant’s Date of Termination. This Option shall also vest and become exercisable as described in Paragraph 11 of this Agreement. Except as provided in the foregoing provisions of this Paragraph 3, any portion of the Option which is not vested upon the Participant’s Date of Termination shall be forfeited on such date. The Option shall also be forfeited in accordance with Paragraph 10. For purposes of this Agreement, the Participant’s “Date of Termination” shall be the date on which he both ceases to be an employee of the Trust and the Subsidiaries and ceases to perform material services for the Trust and the Subsidiaries, regardless of the reason for the cessation; provided that a “Date of Termination” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Trust or the Subsidiary which was the recipient of the Participant’s services. The Participant shall be considered to have a “Disability” for purposes of this Agreement during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent. “Retirement” of a Participant shall mean the occurrence of a Participant’s Date of Termination after providing at least five years of service to the Trust or the Subsidiaries and attaining age 60.

4.	Expiration Date. The Option shall expire on the “Expiration Date”, which shall be the earliest to occur of:

(a)	the ten-year anniversary of the Grant Date;

(b)	if the Participant’s Date of Termination occurs by reason of death, Disability or Retirement, the one-year anniversary of such Date of Termination;

(c)	if the Participant’s Date of Termination occurs for reasons of Cause, such Date of Termination; or

(d)	if the Participant’s Date of Termination occurs for reasons other than death, Disability, Retirement or Cause, the three-month anniversary of such Date of Termination.

Notwithstanding the foregoing provisions of this Paragraph 4, no portion of the Option shall be exercisable after the Participant’s Date of Termination except to the extent that it is exercisable as of the Participant’s Date of Termination.

5.	Method of Option Exercise. Any portion of the Option that is exercisable may be exercised in whole or in part by filing a written notice with the Secretary of the Trust at its corporate headquarters or such other method as the Secretary may deem appropriate, provided that the notice is filed prior to the Expiration Date of the Option. Such notice shall specify the number of Shares which the Participant elects to purchase, and shall be accompanied by payment of the purchase price for such Shares or by instructions for a cashless exercise. Payment shall be by cash or, if permitted by the Committee, in Shares which have a Fair Market Value equal to the purchase price and which are acceptable to the Committee, or in any combination of the foregoing.

6.	Withholding. All payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of and to the extent provided by the Committee, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan including upon exercise of the option; provided, however, that previously-owned Shares that have been held by the Participant less than six months or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum statutory tax withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

7.	Transferability. This Option is not transferable except as designated by the Participant by will or by the laws of descent and distribution or, subject to such procedures as the Committee may establish, to or for the benefit of the Participant’s family.

8.	Adjustment of Option. The number and type of Shares awarded pursuant to this Option, and the exercise price thereof, may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain transactions which affect the number, type or value of the Shares.

9.	Non-Competition Agreement. The Option granted pursuant to this Agreement shall be automatically forfeited as of the 90th day following the Grant Date if, as of such date, the Participant has not executed a non-competition agreement with the Trust in a form approved by the Trust.

10.	Forfeiture Provisions. In the event that the Committee determines that the Participant has engaged in conduct in violation of any non-competition agreement entered into between the Participant and the Trust or any affiliated entity, any portion of the Option which has not been exercised shall be forfeited and shall no longer be exercisable unless the Committee provides otherwise.

11.	Change in Control. In the event that (i) within one year following a Change in Control, a Participant’s employment is terminated by the Trust or the successor to the Trust or an affiliated entity which is his or her employer for reasons other than Cause following a Change in Control of the Trust (as defined below), or (ii) the Plan is terminated by the Trust or its successor following a Change in Control without provision for the continuation of the Option to the extent it is then outstanding, any portion of this Award which has not otherwise expired shall become fully vested. For purposes of this Agreement, a “Change in Control” means the happening of any of the following:

(a)	the shareholders of the Trust approve a definitive agreement to merge the Trust into or consolidate the Trust with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Trust, the surviving corporation or corporation directly or indirectly controlling the Trust or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Trust immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Trust may be a new holder of such beneficial ownership; provided, further, that a transaction with an “Affiliate” of the Trust (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall not be treated as a Change in Control; or

(b)	the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Trust is acquired, other than from the Trust, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Trust); or

(c)	at any time during any period of two consecutive years commencing on the Grant Date, individuals who at the beginning of such period were members of the Board of Trustees of the Trust cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Trust’s shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period.

For purposes of this Paragraph, a Participant’s employment shall be deemed to be terminated by the Trust or the successor to the Trust or an affiliated entity for reasons other than Cause if the Participant terminates employment within four months after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control (other than any change that results solely from a change in the Trust’s business as a result of a Change in Control), or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to the terms of the Plan and, immediately following the Change in Control, the Participant becomes employed by the entity into which the Trust merged, or the purchaser of substantially all of the assets of the Trust, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment for purposes of this Paragraph 11 until such time as the Participant terminates employment with the merged entity or purchaser (or successor), as applicable.

12.	Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

13.	Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Trust.

14.	Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that no such amendment or termination may materially adversely affect the rights of the Participant awarded hereunder without the consent of the Participant.

     IN WITNESS WHEREOF, the Participant has hereunto set his hand, and the Trust has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

ARCHSTONE SMITH TRUST	PARTICIPANT